Exhibit 2.3

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale and Assignment and Assumption Agreement”), dated as of May 12, 2022 (the “Effective Date”), is made and entered into by and between Scilex Holding Company, a Delaware corporation (“Purchaser”), on the one hand, and Sorrento Therapeutics, Inc., a Delaware corporation (“Seller”), on the other hand.

RECITALS

WHEREAS, Seller and Aardvark Therapeutics, Inc. (“Aardvark”) are parties to that certain Asset Purchase Agreement dated as of April 23, 2021 (the “Purchase Agreement”), pursuant to which Seller purchased from Aardvark, and Aardvark sold to Seller, the LDN Project Asset (as defined therein);

WHEREAS, Purchaser now desires to purchase from Seller, and Seller desires to sell to Purchaser, the LDN Project Asset, and Purchaser now desires to assume from Seller, and Seller desires to assign to Purchaser, all rights, liabilities, and obligations under the Purchase Agreement, except as expressly set forth in this Bill of Sale and Assignment and Assumption Agreement; and

WHEREAS, Purchaser is an Affiliate of Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, including without limitation the Intellectual Property Assignment Agreements attached hereto as Exhibit A and the Note (as defined below), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement and unless the context dictates otherwise, references therein to “Sorrento”, “Sorrento Therapeutics, Inc.”, “Sorrento Stock Price”, or other similar terms referencing Sorrento or shares of Sorrento common stock shall be deemed to be references to “Scilex Holding Company”, and “Scilex Common Stock” (as defined in the Note (as defined below)) and references to “Nasdaq” shall also be deemed to include any other exchange on which shares of Scilex Common Stock may be listed for trading from time to time.

2.Acquired Assets; Consideration.

(a)Subject to the terms and conditions set forth herein and the Note, Seller hereby (i) sells, conveys, assigns, transfers and delivers to Purchaser, all of Seller’s right, title and interest in and to the LDN Project Asset (which for the avoidance of doubt includes PCT/US2021/053645 and all patents and patent applications that claim priority rights thereto); and (ii) except as set forth in Section 3 below, assigns to Purchaser the Purchase Agreement, including all rights, liabilities, and obligations of Seller thereunder. Purchaser hereby accepts all of Seller’s right, title, and interest in and to the LDN Project Asset and hereby assumes all of the rights, liabilities, and obligations of Seller under the Purchase Agreement, including, without limitation, all of Seller’s obligations under Section 4.3, Section 5.1, Section 7.2, and Section 7.3 of the Purchase Agreement.

(b)As consideration for the LDN Project Asset sold by Seller to Purchaser and the assignment by Seller to Purchaser of the Purchase Agreement, Purchaser shall issue to Seller a promissory note in the aggregate principal amount of $5,000,000, in the form attached hereto as Exhibit B (the “Note”).

3.Excluded Assets and Excluded Liabilities.  Except as specifically provided in this Bill of Sale and Assignment and Assumption Agreement, Seller does not sell or transfer any other rights, assets, or liabilities to Purchaser, whether by implication, estoppel or otherwise.  For the avoidance of doubt, Seller shall have no obligations under Article 6 of the Purchase Agreement and Purchaser shall be solely responsible for fulfilling such obligations in respect of any shares of Scilex Common Stock that may be issuable to Aardvark thereunder.

4.“AS IS”. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE LDN PROJECT ASSET AND THE PURCHASE AGREEMENT ARE ASSIGNED BY SELLER TO PURCHASER “AS IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY LAW, SELLER MAKES NO, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES OF ANY KIND WITH RESPECT TO THE LDN PROJECT ASSET, THE PURCHASE AGREEMENT, THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, AND THE NOTE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, SUFFICIENCY, TITLE, NON-INFRINGEMENT, AND ANY IMPLIED INDEMNITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TOTAL CUMULATIVE LIABILITY OF SELLER ARISING OUT OF OR RELATED TO THE LDN PROJECT ASSET, THE PURCHASE AGREEMENT, THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, AND THE NOTE WILL NOT EXCEED FIFTY DOLLARS ($50.00).

5.Indemnification. Purchaser shall indemnify, defend, and hold harmless Seller and its agents, officers, directors, and employees (“Indemnified Persons”) from and against any and all third party claims, demands, suits, actions, allegations, or proceedings (collectively, “Third Party Claims”) (including any such claim, demand, suit, action, allegation, or proceeding brought by Aardvark), and all resulting liabilities, fees, penalties, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of or related to: (i) any breach or nonperformance of Purchaser’s obligations, assertions, or warranties under this Bill of Sale and Assignment and Assumption Agreement, the Purchase Agreement, or the Note; (ii) the gross negligence or intentional misconduct of the Purchaser; (iii) the research, development, manufacture and/or use of the LDN Formulation or a Commercial Product; (iv) any product liability, pre-clinical trial liability or other claims to the extent arising out of the gross negligence or willful misconduct of Purchaser or the LDN Formulation or a Commercial Product; (v) any claims, matters, or suits for which an Indemnified Person would have been entitled to indemnification from Aardvark under the Purchase Agreement had the Purchase Agreement not been assigned to Purchaser; or (vi) the assignment of the Purchase Agreement from Seller to Purchaser. The Purchaser shall, at Seller’s request, promptly assume the defense of any such Third Party Claim and the Indemnified Persons shall, at Purchaser’s request and sole expense, cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Purchaser in connection therewith. The Seller shall not be liable for any Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.

6.Entire Agreement.  This Bill of Sale and Assignment and Assumption Agreement, the Note, and the attached exhibits constitute the entire agreement among the parties hereto relating to the subject matter thereof and hereof and supersede all prior agreements or understandings between the parties hereto with respect to such subject matter.

7.Further Assurances.  Each of the parties shall, from time to time after the Effective Date, execute and deliver all such further documents and instruments, do and perform all such acts, and provide all such information, cooperation, assistance and otherwise take such steps, in each case, as the other party may reasonably require, to give full effect to the intent of this Bill of Sale and Assignment and Assumption Agreement and the Note.

8.Severability.  If any term or provision of this Bill of Sale and Assignment and Assumption Agreement or the Note is held invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of all other terms and provisions of this Bill of Sale and Assignment and Assumption Agreement and the Note will not in any way be affected or impaired.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale and Assignment and Assumption Agreement or the Note, as applicable, so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Bill of Sale and Assignment and Assumption Agreement and the Note be consummated as originally contemplated to the greatest extent possible.

9.Governing Law.  This Bill of Sale and Assignment and Assumption Agreement and the Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Bill of Sale and Assignment and Assumption Agreement and/or the Note (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal laws of the State of California, without giving effect to any law that would cause the laws of any jurisdiction other than the State of California to be applied.

10.Counterparts; Deliveries.  This Bill of Sale and Assignment and Assumption Agreement and the Note may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Bill of Sale and Assignment and Assumption Agreement and the Note may be executed by electronic (.pdf) signature and an electronic (.pdf) signature shall constitute an original for all purposes.

11.No Third Party Beneficiaries.  This Bill of Sale and Assignment and Assumption Agreement and the Note shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, executors and legal representatives.  Nothing in this Bill of Sale and Assignment and Assumption Agreement or the Note, express or implied, is intended to confer on any Person any rights, remedies, obligations or liabilities under or by reason of this Bill of Sale and Assignment and Assumption Agreement or the Note.

12.Amendment; Waiver.  This Bill of Sale and Assignment and Assumption Agreement and the Note may be amended, modified or waived only by the written agreement of Purchaser and Seller.  No failure or delay of any party hereto to exercise any right or remedy given to such party under this Bill of Sale and Assignment and Assumption Agreement or the Note or otherwise available to such party or to insist upon strict compliance by any other party hereto with its obligations hereunder or thereunder and no single or partial exercise of any such right or power shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof or thereof.  Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

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IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale and Assignment and Assumption Agreement as of the date first written above.

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PURCHASER:

SCILEX HOLDING COMPANY

	By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Title:	President & Chief Executive Officer

Acknowledgement and Agreement:

Aardvark Therapeutics, Inc. acknowledges and agrees to the transactions contemplated by this Bill of Sale and Assignment and Assumption Agreement.

Aardvark acknowledges that the Tulex Contract (as defined in the Purchase Agreement), which contract constitutes an LDN Project Asset, is governed by the terms and conditions of that certain Master Services Agreement, dated November 20, 2020 (the “2020 MSA”), between Aardvark and Tulex Pharmaceuticals, Inc. (“Tulex”), which 2020 MSA is an integral part of the Tulex Contract (and subsequent statements of work between Scilex and Tulex). Accordingly, Aardvark agrees that from and after the date hereof, it shall, and shall cause its affiliates to, use their respective best efforts to (i) initiate, engage, participate in and facilitate the negotiation and execution of a new Master Services Agreement (“MSA”), between Tulex and Scilex to govern the Tulex Contract (and any subsequent statements of work between Scilex and Tulex ); and (ii) cause Tulex to enter into a new MSA with Scilex, in each case on substantially the same terms as the 2020 MSA.

AARDVARK THERAPEUTICS, INC.

By:	/s/ Nelson Sun
Name:	Nelson Sun
Title:	Chief Financial Officer

Exhibit A

Intellectual Property Assignments

Exhibit B

Note